EXHIBIT 99.1

LIVE NATION ENTERTAINMENT ANNOUNCES LAUNCH OF CONVERTIBLE SENIOR NOTES OFFERING

LOS ANGELES (October 8, 2025) – Live Nation Entertainment, Inc. (NYSE: LYV) (the “company”) today announced that it intends to offer, subject to market and other conditions, $1.3 billion in aggregate principal amount of convertible senior notes due 2031 (the “Convertible Notes”). The company intends to use the net proceeds from the Convertible Notes offering, together with borrowings under the new senior secured credit facility, (i) to fund the redemption in full of all of the company’s 5.625% Senior Notes due 2026, (ii) to repay in full amounts outstanding under the company’s term loan B facility and the revolving credit facility under the company’s existing senior secured credit facility, (iii) to pay related fees and expenses in connection with the uses described in clauses (i) and (ii), and (iv) for general corporate purposes, which may include funding future venues or the repayment or repurchase of certain of its outstanding indebtedness.

In connection with the Convertible Notes offering, the company expects to grant the initial purchasers the right to purchase, for settlement within a 13-day period beginning on, and including, the date the Convertible Notes are first issued, up to an additional $100.0 million aggregate principal amount of Convertible Notes. If the initial purchasers exercise their option to purchase additional Convertible Notes, then the company intends to use the additional net proceeds from the sale of the additional Convertible Notes for general corporate purposes, which may include the repayment or repurchase of certain of the company’s outstanding indebtedness.

The Convertible Notes will accrue interest payable semi-annually in arrears and will mature on October 15, 2031, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding July 15, 2031, the Convertible Notes will be convertible only upon satisfaction of certain conditions and during certain periods; on or after July 15, 2031, the Convertible Notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Convertible Notes will receive shares of the company's common stock, cash or a combination thereof, at the company's election. Holders of the Convertible Notes will have the right to require the company to repurchase all or a portion of their Convertible Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain corporate events constituting a "fundamental change" as defined in the indenture for the Convertible Notes. The company may not redeem the Convertible Notes prior to October 20, 2028. The company may redeem for cash all or any portion of the Convertible Notes (subject to certain limitations), at its option, on a redemption date occurring on or after October 20, 2028 and before the 41st scheduled trading day before the maturity date, but only if (i) the Convertible Notes are “freely tradable” as of the date the company sends the related notice of redemption, and all accrued and unpaid additional interest, if any, has been paid in full as of the most recent interest payment date occurring on or before the date the company sends the related notice of redemption and (ii) the last reported sale price of the company’s common stock has been at least 130% of the conversion price then in effect for a specified period of time. The redemption price will equal 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Following the Convertible Notes offering, the company intends to amend, amend and restate or refinance the company’s existing senior secured credit facility pursuant to which the company expects to obtain, (i) a term loan B facility in an initial aggregate principal amount of $1,300 million, (ii) a $700 million delayed draw term loan A facility, (iii) a $1,300 million multicurrency revolving credit facility, and (iv) a $400 million venue expansion revolving credit facility (the “other transactions”). The closing of the other transactions is not a condition to the closing of the sale of the Convertible Notes.

The Convertible Notes will be offered through a private placement and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, the Convertible Notes and any common stock issuable upon conversion of the Convertible Notes may not be offered or sold in the United States except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Convertible Notes will be offered only to persons reasonably believed to be “qualified institutional buyers” under Rule 144A of the Securities Act. This news release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or any common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
This news release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, risks related to whether the company will consummate the offering of the Convertible Notes on the expected terms, or at all, whether and on what terms the company will consummate the other transactions, market and other general economic conditions, and the fact that the company's management will have discretion in the use of the proceeds from the sale of the Convertible Notes. The company refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its annual report on Form 10-K for the year ended December 31, 2024 and of its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which contains and identifies important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Sponsorship.

Contact:
Investors: IR@livenation.com
Media: Media@livenation.com